Exhibit 23.3

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

January 26, 2011

Boards of Directors
First Connecticut Bancorp, Inc.
Farmington Bank
One Farm Glen Boulevard
Farmington, Connecticut  06032

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion of a Mutual Holding Company to a Capital Stock Holding Company to the Banking Commissioner of the Connecticut Department of Banking, and any amendments thereto, and in the Registration Statement on Form S-1, and any amendments thereto to be filed with the Securities and Exchange Commission.  We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates, our statement concerning subscription rights, and our statement concerning liquidation rights in such filings including the prospectus of First Connecticut Bancorp, Inc.  We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

/s/	RP Financial, LC.

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